EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

COMMUNICATIONS SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities
	Security Type	Security Class Title		Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.05 per share	(1)	457(c)	(3)	42,457,058	(1) (2)	$2.34	(3)	$99,349,516	(3)	.0000927	$9,209.70
Fees Previously Paid	—	—		—		—		—		—		—	—
Carry Forward Securities
Carry Forward Securities	—	—		—		—		—		—		—	—	—	—	—	—
	Total Offering Amounts									$99,349,516			$9,209.70
	Total Fees Previously Paid												$0
	Total Fee Offsets												$0
	Net Fee Due												$9,209.70

(1)	The shares of common stock will be offered for resale by the selling shareholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Includes (a) 200% of the 9,411,764 shares of the registrant’s common stock that may be issued upon conversion of the registrant’s Series A convertible preferred stock at an initial conversion price of $3.40 per share, (b) 200% of the 9,411,764 shares of the registrant’s common stock that may be issued upon the exercise of warrants at an initial exercise price of $3.40 per share, and (c) an aggregate 4,810,002 shares of the registrant’s common stock to be issued in the merger that may be sold to the selling shareholders pursuant to stock transfer agreements dated January 24, 2022.

(3)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sale prices of the registrant’s shares of common stock on February 15, 2022, as reported on the Nasdaq Global Market.